EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Intrexon Corporation of our report dated March 18, 2013, relating to our audit of the financial statements of ZIOPHARM Oncology, Inc., which appears in the Registration Statement (No. 333-189853) on Form S-1 of Intrexon Corporation. Our report dated March 18, 2013 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ McGladrey LLP

Boston, Massachusetts

August 13, 2013